Exhibit 99.6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13D or any amendments thereto, with respect to the shares of Common Stock of Guess?, Inc., and that this Agreement be included as an attachment to such filing.

This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall be deemed to constitute one and the same Agreement.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on August 21, 2025.

/s/ Paul Marciano
Paul Marciano

/s/ Paul Marciano
Maurice Marciano, by Paul Marciano, his Attorney-in-Fact

/s/ Carlos Alberini
Carlos Alberini

/s/ Michael Karlin
Michael Karlin, as the sole member of the tax committee of Palma Fiduciary, LLC for the MM 2020 Exempt Trust

/s/ Steven Lockshin
Steven Lockshin, as the sole member of the tax committee of Palma Fiduciary, LLC for the PM 2021 Exempt Trust

/s/ Olivia Marciano
Olivia Marciano, as the sole member of the investment committee of Palma Fiduciary, LLC for the Maurice Marciano Charitable Remainder Unitrust II and as a director of the Maurice & Paul Marciano Art Foundation and the Maurice Marciano Family Foundation

/s/ William F. Payne
William F. Payne, as the investment director for MM CRUT II LLC, as the sole member of the investment committee of Palma Fiduciary, LLC for the Maurice Marciano Charitable Remainder Unitrust and as a director of the Maurice & Paul Marciano Art Foundation and the Maurice Marciano Family Foundation

/s/ Mark Silah
Mark Silah, as the investment director of MM CRUT LLC

/s/ David Tordjman
David Tordjman, as the trustee and adviser of the G2 Trust and Exempt G2 Trust and as the sole member of the investment committee of Palma Fiduciary, LLC for the MM 2020 Exempt Trust and PM 2021 Exempt Trust

/s/ Nicolai Marciano
Nicolai Marciano